Exhibit 5.1

January 13, 2016

Apricus Biosciences, Inc.

11975 El Camino Real, Suite 300

San Diego, California 92130

Ladies and Gentlemen:

We have acted as special Nevada counsel to Apricus Biosciences, Inc., a Nevada corporation (the “Company”), in connection with the offering and sale of an aggregate of (i) up to 11,363,640 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) warrants (the “Warrants”) to purchase up to 5,681,818 shares of Common Stock (the “Warrant Shares”). The Common Shares, the Warrants and the Warrant Shares are being offered and sold pursuant to those certain Subscription Agreements, dated as of January 12, 2016 (the “Subscription Agreements”), by and between the Company and Sarissa Capital Domestic Fund LP and Sarissa Capital Offshore Master Fund LP, Aspire Capital Fund, LLC and Bacara Holdings Ltd., respectively, as described in the Company’s Registration Statement on Form S-3 (File No. 333-198066) (as amended and supplemented through and including the date hereof, including by the prospectus supplement dated January 13, 2016, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuances of the Common Shares, the Warrants and the Warrant Shares as contemplated by the Subscription Agreements and as described in the Registration Statement. For purposes of this opinion letter, and except to the extent set forth in the opinions expressed below, we have assumed that all such proceedings have been or will be timely completed in the manner contemplated by the Subscription Agreements and as presently proposed in the Registration Statement.

For purposes of issuing this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, (ii) the Subscription Agreements, (iii) the form of the Warrants, (iv) the articles of incorporation and bylaws of the Company, and (v) such other agreements, instruments, corporate records and other documents as we have deemed necessary or appropriate. We have also obtained from officers and other representatives and agents of the Company, and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary or appropriate for purposes of this opinion letter.

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification, that (i) each document we have reviewed has been or will be duly executed and delivered by the parties thereto to the extent due execution and delivery are prerequisites to the effectiveness thereof, and each such document will be in substantially the form which we have reviewed; (ii) the obligations of each party set forth in the documents we have reviewed are its valid and binding

100 North City Parkway, Suite 1600 Las Vegas, NV 89106-4614 main 702.382.2101

bhfs.com	Brownstein Hyatt Farber Schreck, LLP

Apricus Biosciences, Inc.

January 13, 2016

obligations, enforceable against such party in accordance with their respective terms; (iii) each natural person executing any of the documents we reviewed has sufficient legal capacity to do so; (iv) all documents submitted to us as originals are authentic, the signatures on all documents we reviewed are genuine and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (v) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete and (vi) after any issuance of Common Shares or Warrant Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement or arrangement or otherwise, will not exceed the total number of shares of Common Stock then authorized under the Company’s articles of incorporation.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “Blue Sky” laws, rules or regulations.

Based upon the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1. The Common Shares have been duly authorized by the Company and, when and to the extent issued and sold in accordance with the terms of, and in the manner contemplated by, the Subscription Agreements, including payment in full to the Company of all consideration required therefor, and as described in the Registration Statement, the Common Shares will be validly issued, fully paid and non-assessable.

2. The Warrants have been duly authorized by the Company.

3. The Warrant Shares have been duly authorized by the Company and, when and to the extent issued in accordance with the terms of, and in the manner contemplated by, the Subscription Agreements and the Warrants, including the due and proper exercise of the Warrants and payment in full to the Company of the exercise price and other consideration for the Warrant Shares as required thereunder, and as described in the Registration Statement, the Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm therein under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP